      As filed with the Securities and Exchange Commission on June 17, 1998
                                                         Registration No. ______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                              TUTOGEN MEDICAL, INC.
             (Exact name of registrant as specified in its charter)


        FLORIDA                                          59-3100165
        -------                                          ----------
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                            1719 ROUTE 10, SUITE 314
                              PARSIPPANY, NJ 07054
                    (Address of Principal Executive Offices)

               1996 INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN
                   1996 MANAGEMENT INCENTIVE COMPENSATION PLAN
         SPECIAL STOCK OPTIONS FOR PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            (Full title of the plan)

                                 KARL H. MEISTER
                              TUTOGEN MEDICAL, INC.
                            1719 ROUTE 10, SUITE 314
                              PARSIPPANY, NJ 07054
                                  973/359-8444
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                         ------------------------------
                                    Copy to:

                            WILLIAM J. SCHIFINO, ESQ.
                           SCHIFINO & FLEISCHER, P.A.
                                   SUITE 2700
                              ONE TAMPA CITY CENTER
                              TAMPA, FLORIDA 33602
                         ------------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                      PROPOSED               PROPOSED
                                                       MAXIMUM                MAXIMUM
                                AMOUNT                OFFERING               AGGREGATE                AMOUNT
TITLE OF SECURITIES TO           TO BE                  PRICE                OFFERING            OF REGISTRATION
     BE REGISTERED           REGISTERED(1)           PER SHARE(2)              PRICE                  FEE (2)
--------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR       2,475,000 shs.             $2.50               $6,187,500                $1,825
VALUE
====================================================================================================================

(1) Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration as provided by the Plan.
(2) Pursuant to Rule 457(h), the offering price is estimated solely for the purpose of determining the registration fee and is based on the average of the bid and ask prices of the common stock on the counter market on June 15, 1998.

                                     PART I

         The purpose of this registration statement is to reflect an amendment to the Company's 1996 Incentive and Non-statutory Stock Option Plan and 1996 Management Incentive Compensation Plan and the issuance of a Special Stock Option to the Company's President and Chief Executive Officer to purchase 300,000 shares of Common Stock. In connection with a special meeting of shareholders held November 10, 1997, the shareholders approved a one-for-ten reverse stock split which reduced the shares of Common Stock available under the aforementioned plans to 200,000 and 50,000, respectively, and the reduction of a previously granted Special Stock Option to the Company's President and Chief Executive officer to 75,000 shares. At said meeting, the shareholders also approved amendments to the plans increasing the shares covered to 2,000,000 and 500,000 shares, respectively, and the granting of a new Special Stock Option to the Company's President and Chief Executive Officer to purchase 300,000 shares.

         The contents of the Registrant's earlier Registration Statement (File No. 333-15383) are incorporated herein by reference. There has been no material change in the disclosure requirements from that which was set forth in the earlier Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                 Tutogen Medical, Inc. (the "Company") hereby incorporates the following documents, previously filed with the Securities and Exchange Commission, by reference:

         (a) The Company's latest Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997.

         (b) The Company's Quarterly Reports on Form 10-QSB for the quarter ended December 31, 1997 and March 31, 1998.

         (c) The Company's Articles of Incorporation authorizes the issuance of 30,000,000 shares of Common Stock with a par value of $.01 per share. The holders of the shares of Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Such holders may not cumulate votes in the election of directors. The holders of Common Stock are entitled to receive such dividends as may lawfully be declared by the Board of Directors out of funds legally available therefor and to share pro rata in any other distribution to the holders of Common Stock. The holders of Common Stock are entitled to share ratably in the assets of the Company remaining after the payment of liabilities in the event of any liquidation, dissolution or winding up of the affairs of the Company. There are no preemptive rights, conversion rights, redemption or sinking fund provisions or fixed dividend rights with respect to the Common Stock.

In addition, all documents subsequently filed by the Company pursuant to Section 13, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post effective amendment which indicates that all securities have been sold or which de-registers then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  The Company's shares of Common Stock are registered with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

                  Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Article VI, Sections B, C and D of the By-Laws of the Company provide for the indemnification by the Company of each director, officer, and employee of the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, to which he or they are made a part by reason of his/her being or having been a director of the Company or a director of such corporation, including any action brought by the Company or any such corporation. Each director of the Company on being elected or appointed shall be deemed to have contracted with the Company on the terms of the foregoing indemnity.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefor unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  None

ITEM 8.  EXHIBITS

                  The following are filed as Exhibits to this Registration Statement

                  Exhibits:

                  4.2      A copy of the Amendment to the Company's 1996
                           Incentive and Non Statutory Stock Option Plan.
                  4.3      A copy of the Amendment to the Company's 1996
                           Management Incentive Compensation Plan.
                  5.       Opinion of Schifino & Fleischer, P. A. as to the
                           shares of Common Stock being registered.
                  24.1     Consent of Schifino & Fleischer, P. A. (filed as
                           Exhibit 5).
                  24.2 Consent of Deloitte & Touche, LLP, the Company's independent auditors.

ITEM 9.  UNDERTAKINGS

                  The undersigned Registrant hereby undertakes:

                  (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) to remove for registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Parsippany and State of New Jersey, on the 28th day of May, 1998.

                                   TUTOGEN MEDICAL, INC.

                                   By: /s/  Karl H. Meister
                                      ------------------------------------------
                                      Karl H. Meister, President
                                      and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                         Title                               Date

/s/  Karl H. Meister
--------------------------                        Chief Executive Officer                  May 28, 1998
Karl H. Meister                                         and Director


/s/  George Lombardi
-------------------------                             Chief Financial                      May 28, 1998
George Lombardi                                    and Accounting Officer



--------------------------                                Director                         May __, 1998
G. Russell Cleveland


/s/  Charles C. Dragone
--------------------------                                Director                         May 28, 1998
Charles C. Dragone


/s/  J. Harold Helderman
--------------------------                                Director                         May 27, 1998
J. Harold Helderman

__________________________                                Director                         May __, 1998
Elroy G. Roelke